Exhibit 99

RPC, Inc. Announces Second Quarter 2019 Share Repurchases

ATLANTA, July 1, 2019 - RPC, Inc. (NYSE: RES) announced today that during the second quarter of 2019 it purchased 539,643 shares under its share repurchase program.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net